As filed with the Securities and Exchange Commission on June 25, 2015
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

VONAGE HOLDINGS CORP.
(Exact name of registrant as specified in its charter)

Delaware	11-3547680
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

23 Main Street Holmdel, New Jersey	7733
(Address of principal executive offices)	(Zip Code)

Vonage Holdings Corp. 2015 Equity Incentive Plan
(Full title of the plan)

Kurt M. Rogers
Chief Legal Officer
Vonage Holdings Corp.
23 Main Street
Holmdel, New Jersey 07733
(Name and address of agent for service)
(732) 528-2600
(Telephone number, including area code, of agent for service)

 Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
____________________

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price(2) per share(2)	Proposed maximum aggregate(2) offering price	Amount of registration fee
Common Stock, par value $0.001 per share	21,139,535 shares	$4.88	$103,160,931	$11,988

(1)
This Registration Statement on Form S-8 covers 21,139,535 shares (the “Shares”) of common stock, par value $0.001 per share (“Common Stock”) of Vonage Holdings Corp. (the “Registrant”) for offer or sale under the Registrant’s 2015 Equity Incentive Plan (the “2015 Plan”). Of the Shares, 5,139,535 represent shares carried over from the Registrant’s 2006 Incentive Plan that remain available for new grants and 16,000,000 represent additional shares. Pursuant to Rule 416(a) under the Securities Act, this Registration Statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(2)
Estimated solely for purposes of computing the registration fee pursuant to Rules 457(c) and (h) under the Securities Act based upon the average of the high and low prices of the Registrant’s common stock on June 19, 2015 as quoted on the New York Stock Exchange.

VONAGE HOLDINGS CORP.
REGISTRATION STATEMENT ON FORM S-8
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.     Incorporation of Documents by Reference.
The following documents, which have been previously filed with the Securities and Exchange Commission (“SEC”), are hereby incorporated by reference in this Registration Statement on Form S-8 (this “Registration Statement”):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed on February 13, 2015, as amended

(b)
All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than information contained in Current Reports on Form 8-K that are deemed furnished and not filed), since the end of the fiscal year covered by the annual report referred to in (a) above, including the Registrant’s Quarterly Report on Form 10-Q for the first fiscal quarter of 2015 ended on March 31, 2015, filed on May 7, 2015

(c)
The description of the Registrant's Common Stock set forth in Item 1 of the Registrant's Registration Statement on Form 8-A, filed by the Registrant with the Commission on May 19, 2006 (Registration No. 001-32887), including any amendment or reports filed for the purpose of updating such description.

In addition to the foregoing, all documents filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effectiveness of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents. Unless expressly incorporated by reference into this Registration Statement, a report (or portion thereof) “furnished” on Form 8-K shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is qualified in its entirety by the information appearing in the documents incorporated by reference in this Registration Statement.

Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.

Kurt M. Rogers, who is providing the opinion of counsel in connection with this Registration Statement, is the Registrant’s Chief Legal Officer and participates in the Registrant’s employee compensation programs.
Item 6.    Indemnification of Directors and Officers.
Section 145 of the General Corporation Law of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that any such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify officers and directors against expenses (including attorneys’ fees) in connection with the defense or settlement of any action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of an action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred.
Section 102 of the DGCL allows a Delaware corporation to eliminate or limit the personal liability of a director to the corporation or to any of its stockholders for monetary damage for a breach of fiduciary duty as a director, except in the case where the director (i) breaches such person’s duty of loyalty to the corporation or its stockholders, (ii) fails to act in good faith, engages in intentional misconduct or knowingly violates a law, (iii) authorizes the payment of a dividend or approves a stock purchase or redemption in violation of Section 174 of the DGCL or (iv) obtains an improper personal benefit. In accordance with the DGCL, the Registrant’s Restated Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL as it may be amended, no director shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. As permitted by the DGCL, the Registrant’s Restated Certificate of Incorporation provides that, under certain circumstances, directors and officers of the Registrant shall be indemnified against expenses including attorneys’ fees, judgments, fines and settlements actually and reasonably incurred in connection with any proceeding by reason of their status as such. The Registrant has also entered into indemnification agreements with its directors and officers that provide, under certain circumstances, directors and officers of the Registrant shall, by reason of their status as such, be indemnified against certain liabilities and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.
See also the undertakings set forth in response to Item 9 hereof.
Item 7.    Exemption from Registration Claimed.

Not applicable.
Item 8.     Exhibits.
The Exhibits listed on the accompanying Index to Exhibits are filed as a part hereof, and incorporated by reference into, this Registration Statement.  (See Index to Exhibits below).
Item 9.     Undertakings.
A. The undersigned Registrant hereby undertakes:
(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that the undertakings set forth in paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B. The undersigned Registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Holmdel, State of New Jersey, on June 25, 2015.

VONAGE HOLDINGS CORP.

By _/s/ David T. Pearson___________________
David T. Pearson
Chief Financial Officer, and Treasurer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kurt M. Rogers, Henry Pickens and Randy Rutherford, signing singly, the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including, without limitation, post-effective amendments to this Registration Statement), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities with the Registrant indicated, on the dates indicated.

Signature	Title	Date

/s/ Alan Masarek_________________________ Alan Masarek	Director and Chief Executive Officer (Principal Executive Officer)	June 25, 2015

/s/ David T. Pearson______________________ David T. Pearson	Chief Financial Officer, and Treasurer (Principal Financial Officer and Accounting Officer)	June 25, 2015

/s/ Jeffrey A. Citron___________________ Jeffrey A. Citron	Director, Chairman	June 17, 2015
/s/ Naveen Chopra_______________________ Naveen Chopra	Director	June 12, 2015

/s/ Stephen Fisher__________________ Stephen Fisher	Director	June 11, 2015

/s/ Carolyn Katz__________________ Carolyn Katz	Director	June 12, 2015

/s/ David. C. Nagel_____________________ David. C. Nagel	Director	June 14, 2015
/s/ John J. Roberts_______________________ John J. Roberts	Director	June 12, 2015

/s/ Margaret Smyth______________________ Margaret Smyth	Director	June 11, 2015

/s/ Carl Sparks_______________________ Carl Sparks	Director	June 11, 2015

EXHIBIT INDEX

Exhibit No.                    Description

4.1
Restated Certificate of Incorporation of Vonage Holdings Corp. (previously filed as Exhibit 3.1 to Vonage Holdings Corp.’s Quarterly Report on Form 10-Q (File No. 001-32887) filed with the Commission on August 4, 2006, and incorporated herein by reference).

4.2
Second Amended and Restated By-laws of Vonage Holdings Corp. (previously filed as Exhibit 3.1 to Vonage Holding Corp.’s Current Report on Form 8-K (File No. 001-32887) filed with the Commission on August 4, 2008 and incorporated herein by reference).

4.3
Form of Certificate of Vonage Holdings Corp. Common Stock (previously filed as Exhibit 4.1 to Amendment No. 5 to Vonage Holdings Corp.’s Registration Statement on Form S-1 (Registration No. 333-131659) filed with the Commission on May 8, 2006, and incorporated herein by reference).

4.4
Tax Benefits Preservation Plan, dated as of June 7, 2012, by and between Vonage Holdings Corp. and American Stock Transfer & Trust Company, LLC, as Rights Agent, including as Exhibit A the form of Certificate of Designation of the Company's Series A Participating Preferred Stock and as Exhibit B the forms of Right Certificate and of Election to Purchase. (filed with the Commission on August 1, 2012 as Exhibit 4.1 to Vonage Holding Corp.’s Quarterly Report on Form 10-Q (File No. 001-32887), and incorporated herein by reference.)

5.1*         Opinion of Chief Legal Officer

10.1	Vonage Holdings Corp. 2015 Equity Incentive Plan (effective as of June 3, 2015) (Exhibit 10.1 to the Registrant’s Form 8-K dated June 3, 2015 and incorporated herein by reference).

23.1*         Consent of BDO USA, LLP

23.2         Consent of Chief Legal Officer (included in the opinion filed as Exhibit 5.1 hereto)

24*         Power of Attorney (included on signature pages of this Registration Statement)
_________________
* Filed herewith.